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                                                                    Exhibit 99.1


                                January 18, 2000



TO:      PARTICIPANTS IN THE RESOURCE BANCSHARES
         MORTGAGE GROUP, INC. DIVIDEND REINVESTMENT
         AND STOCK PURCHASE PLAN


Dear Plan Participants:

         Enclosed is a new Prospectus for the Resource Bancshares Mortgage Group, Inc. Dividend Reinvestment and Stock Purchase Plan. This new Prospectus is being sent to you because the Company recently has registered additional shares of its Common Stock for issuance under the Plan. In connection with the registration, we made some changes to the information about the Company and on how to contact EquiServe in order to bring such information current. Although the changes to the Prospectus are relatively minor, you should read the Prospectus thoroughly to make sure that you are aware of all current information relating to the Plan.

         If you have any questions, please contact EquiServe at (800) 446-2617 or (201) 324-0498 or the Company's shareholder relations department at (803) 741-3000 or (800) 933-2890.

                                                     Sincerely,


                                                     /s/ Douglas K. Freeman